Exhibit 16.1

July 31, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by GulfMark Offshore, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8−K, as part of the Form 8−K of GulfMark Offshore, Inc. dated July 27, 2006. We are in agreement with the statements concerning our Firm contained therein.

Very truly yours,

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP